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                     September 29, 2023

       Dana Green
       Chief Executive Officer
       GlobalTech Corp
       3550 Barron Way, Suite 13a
       Reno, NV 89511

                                                        Re: GlobalTech Corp
                                                            Amendment No. 5 to
Form 10-K for the Fiscal Year Ended December 31, 2022
                                                            Amendment No. 4 to
Form 10-Q for the Quarterly Period Ended March 31,
                                                            2023
                                                            Amendment No. 2 to
Form 10-Q for the Quarterly Period Ended June 30, 2023
                                                            File No. 000-56482

       Dear Dana Green:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Sean Neahusan